Exhibit 23.2

                          INDEPENDENT AUDITOR'S CONSENT

            This letter grants Masterpiece Technology Group, Inc. permission to use our Independent Auditors' Opinion dated July 7, 2000 on the financial statements for the year ended March 31, 2000 included as part of the Securities and Exchange Commission filing of the Company's Form S-8.


/s/VonLehman and Company, Inc.

Fort Mitchell, Kentucky
May 16, 2001